Exhibit 6.17

Home Sale Information Sheet

New Home Info **Build Job?** Yes **No** (circled)

Neighborhood: Wedgewood
Lot #: 3
Plan: Devonshire II A
Address: 110 Autumn Gold Court, Augusta, Ga,30906

Customer Contact Info

Homeowner: Arrived Holdings, Inc.
Phone (Cell): 832-465-1750
Address 1700 Westlake Ave N. #200, Washington 98109
Email: acquisitions@arrived.com

Closing Info

Date: June, 27th, 2024
Attorney: Phillip Scott Hibbard, PC **Selling Agent must sign** Isabella Frazier (dotloop verified 05/08/24 1:03 PM EDT ZPMG-ZEPI-RLBQ-Q9KJ)

Purchaser Agent Info

Office: Trelora Realty, Inc **Office GA RE License #:** H-78351
Office Address: P.O. Box 650823, Dallas, TX, 75265
Agent: Isabella Frazier **Agent GA RE License #:** 419605
Cell: 704-619-2313
Email: isbella@trelora.com
Commission: 3% (Plus 1% bonus up to $2,500)
Is this a RELO? YES or **No** (circled) (circle one) **Percentage:** ________ **Selling Agent must sign:** IF 05/08/24 1:03 PM EDT dotloop verified

Mortgage Info

Institution:
Agent: N/A
Phone:
Email:
Type/Plans:

Contract Info

Sales Price: $308,000
Deposits: $3,000 **for Earnest Money**

Listing agent Info

Contract Date: 5/4/2024
Office: Keller Williams Realty Augusta Partners **Office GA RE License #:** H-46949
Office Address: 3633 Wheeler Rd Ste 125 Augusta Ga, 30909
Agent: Leroy Hammond **Agent GA RE License #:** 376773
Cell: [redacted]
Email: [redacted] **Commission:** 2%
Co-Agent: ________
Floater: ________

After Receipt of Ratified Contract (usually 1-2 business days) please call:
For Home Orientation Date: Please contact closings@greatsouthernhomes.com
***THIS INFORMATION SHEET IS NOT A LEGAL DOCUMENT - THIS PAGE FOR INTERNAL USE ONLY ***

COLOR CHANGES: (Must be noted here as well as in the contract)

Old Selection: ________ **New Selection:** ________
Old Selection: ________ **New Selection:** ________
Old Selection: ________ **New Selection:** ________
Old Selection: ________ **New Selection:** ________
Old Selection: ________ **New Selection:** ________
Old Selection: ________ **New Selection:** ________
Old Selection: ________ **New Selection:** ________

CONTRACT SUBJECT TO ARBITRATION (O.C.G.A § 9-9-1. Et. Seq.)

CONTRACT OR AGREEMENT FOR SALE AND PURCHASE

This Contract for Sale ("Agreement" and/or "Contract") is made and entered into this 6th day of May (month), 2024 (year) between GREAT SOUTHERN HOMES, INC., a South Carolina corporation (hereinafter referred to as "Seller" and/or "Builder") and Arrived Holdings, Inc. (Purchaser(s)), hereinafter referred to as "Purchaser", whether one or more. Purchaser's telephone numbers (Mobile) 832-465-1750 (Email) acquisitions@arrived.com.

PROPERTY: Builder agrees to sell and Purchaser agrees to buy, on the terms and conditions contained herein, that certain tract of land, together with the dwelling and improvements constructed or to be constructed thereon, hereinafter referred to as the "property", situated in Richmond County, and described as Lot 3 in the Wedgewood Subdivision, also known as 110 Autumn Gold Court, Augusta, Ga,30906 (Property Address or Property). Title to be vested at the time of Closing by deed in the name of: Arrived Holdings, Inc.

STRUCTURES:

(✓) **SPEC MODEL** Purchaser unconditionally agrees that the condition of the property and the stage of construction of the dwelling at the time of the execution of this Contract including but not limited to building materials, specific colors, all field changes to the architectural designs shall be binding and shall be what Purchaser will be purchasing except for the items, if any, included within the other provisions set forth below. Purchaser has conducted a site visit, is purchasing the property based upon this site visit and is not relying upon any model home, similarly constructed home in the subdivision or at any other location or building plans and specifications, MLS/internet pictures or listing information, or any other sales collateral information. **Where Builder is unable to obtain exact specified materials through Builder's usual supply sources Builder reserves the right to substitute materials of similar pattern, design, and quality or as otherwise necessary.** [initials] 05/08/24 10:01 AM PDT dotloop verified

( ) **BUILDING JOB.** The structures shall be constructed on the property in substantial conformance with those certain plans and specifications, as attached. Said plans and specifications shall supersede any models, advertising materials or other representations. **Where Builder is unable to obtain exact specified materials through Builder's usual supply sources Builder reserves the right to substitute materials of similar pattern, design, and quality or as otherwise necessary.** [initials] 05/08/24 10:01 AM PDT dotloop verified

PRICE: **Total Sales Price $ 308,000**

This offer is accompanied by an earnest money deposit of $ 3,000 by Purchaser's Check #________. Purchaser and Builder authorize Phillip Scott Hibbard, PC, as escrow agent, to hold and disburse the earnest money according to the terms of this agreement. **Purchaser agrees to and understands that earnest money may be deposited in an interest-bearing escrow account and that the escrow agent has the right to ownership of any interest accrued. Purchaser, through this written agreement, relinquishes ownership of the accrued interest to Escrow Agent as consideration for the expenses incurred in maintaining the account.** At the consummation of this sale, the earnest money deposit shall be credited to the Purchaser. The Parties hereto understand that, under all circumstances, including default, the escrow agent will not disburse the earnest money deposit to either party until both parties have executed an agreement authorizing the disbursement or until a court of competent jurisdiction has directed a disbursement.

FINANCING: This contract is contingent upon the Purchaser obtaining mortgage financing. Purchaser shall apply within five (5) business days for a mortgage loan through a financial institution (Bank). Purchaser will be responsible for closing costs, attorney fees, and deed stamps. If Purchaser does not obtain loan approval and furnish Builder with a copy of a loan commitment **within ten (10) days** of the effective date of this Contract or such later date as the Seller, in its sole discretion may designate, then, this Contract may be terminated at Builder's discretion and any earnest money shall be returned to the Purchaser. Seller, at its sole option, may extend the time for loan approval and closing for such period or periods as Builder in its sole discretion elects in order to allow the Purchaser to obtain financing. Purchaser consents to any such extension and agrees to be fully bound by this Contract during any such extension(s). Builder may also, at its option, require Purchaser to consult with one or more mortgage lender(s) or broker(s) of Builder's choosing during this extension period. If Purchaser obtains loan approval and refuses to close or fails to apply for said loan, then, Purchaser shall be deemed to be in default entitling Builder to the remedies provided herein. Nothing herein shall be construed as any representation or warranty by the Builder that the property meets the requirements for any type of loan or of any lender. Unless provided by addendum attached hereto, Purchaser specifically warrants that this Contract is in no way contingent upon sale, rental, settlement or other disposition of any other property owned by Purchaser. Purchaser gives permission to financial institution

GL

(Bank) to disclose any allowable pertinent information concerning Purchaser's loan to any attorney representing Purchaser or Builder and to the Purchaser's and Builder's Broker. **Purchaser Initials** [initials] 05/08/24 10:01 AM PDT dotloop verified

CLOSING AND PRO-RATIONS: Closing shall be on June, 27th, 2024, subject to an automatic five business day extension provided herein if needed by either party. **All parties understand that this date is an approximate date and the final closing date shall be determined once the home orientation has been scheduled with the Builder and the Closing has been scheduled with the closing attorney and approved by the Seller. Depending on the volume of homes being closed at any given time, certain days and times may not be available so it is highly recommended to schedule your home orientation and closing as soon as possible. Purchaser Initials** [initials] 05/08/24 10:01 AM PDT dotloop verified

All parties agree that the closing attorney shall be Phillip Scott Hibbard, PC. Closing shall take place at office at 205 Pitcarin Way, Augusta GA 30813, or at some other location agreed upon by Phillip Scott Hibbard PC and Purchaser. Purchaser acknowledges that the designation of Phillip Scott Hibbard PC to be the closing attorneys is, in part, because of PSH's experience with Builder's new home orientation program, processes, warranties, closing materials and PSH's flexibility with regards to closings. This provision for closing attorney can only be changed by a separate written addendum to the Contract if the Purchaser desires to use a different closing attorney. Purchaser Initials [initials] 05/08/24 10:01 AM PDT dotloop verified

Closing can be extended at Builder's sole option for delays beyond Builder's control including, but not limited to acts of God, inclement weather, permitting delays, labor disputes, terrorism, acts of war, financing, appraisals, or difficulty in obtaining labor or materials. **Purchaser and/or the lender Purchaser chooses to use for a loan are responsible for determining when to order an appraisal report and when to send an appraiser out for inspection if one is required. Purchaser Initials** [initials] 05/08/24 10:01 AM PDT dotloop verified

The Contract price is subject to increase caused by items that are beyond the control of the Builder such as any increase in the cost of labor, materials or any other item not within the control of the Seller. Said potential increase shall only be for the actual increased costs of labor or materials, & shall not include overhead or profit. The Builder is to provide reasonable proof to the Purchaser regarding any increases to the Contract price & the parties must sign an addendum to the Contract incorporating any changes thereto prior to continued construction pursuant to the increased cost(s). [initials] 05/08/24 10:01 AM PDT dotloop verified

At Closing, Purchaser shall pay to Builder the balance of the purchase price and all other sums payable to Builder hereunder. No portion of the purchase price may be withheld from Seller, or deposited in escrow for any reason. Taxes and assessments shall be pro-rated between the Builder and Purchaser as of the date of closing. Builder will deliver possession of the property to Purchaser at closing.

Upon payment in full, Builder will deliver to Purchaser a Warranty Deed, duly executed by Seller, conveying to Purchaser title to the property subject to the lien for taxes, reservations, conditions, right-of-way and easements of record and matters to which this Contract is subject. If Closing is delayed through no fault of Seller, Builder may at its option charge Purchaser a contract extension fee equal to interest then being charged or would be charged to the Builder by its lenders on the total purchase price (less all sums on deposit) during such delay.

CHANGES: No alterations, changes or additions shall be made in the construction of the improvements provided herein, nor shall any extra work be performed or materials provided or added by the Purchaser unless approved by the Builder or its duly authorized agent in a fully executed written *Change Order.* Purchaser shall pay a $250.00 Change Order fee, plus the added costs of the change or alteration at the time the request for the *Change Order* is made.

RESTRICTIVE COVENANTS: The Property may be subject to restrictive covenants and to the jurisdiction of a homeowners' association that charges annual dues and periodic assessments. The Purchaser acknowledges the documents pertaining to such restrictions or associations have been made available to him/her prior to the Closing and that he/she has read, understand and accept same. Purchaser Initials [initials] 05/08/24 10:01 AM PDT dotloop verified

HOMEOWNER'S ASSOCIATIONS: The Association Board of Directors set association dues amounts annually and periodic assessments that may be necessary. The annual dues are currently $ 450.00/year at time of contract. These dues are subject to change. Purchaser shall pay at Closing the pro-rated amount of the association dues for the balance of the current year and any assessments that may be due including but not limited to estoppel fees and required capital contributions. Prior to construction, the Architectural Control Board must approve any structure, pool, including fences and outbuildings. Any provision for these structures in this contract does not constitute approval by the

Architectural Control Board. It is the Purchaser's responsibility to obtain this approval. **Purchaser Initials** JT 05/06/24 10:01 AM PDT dotloop verified

LIMITED WARRANTY: The Builder shall furnish the Purchaser, at Closing, with a limited warranty issued by a warranty company approved by the Georgia Real Estate Commission. A sample copy of the warranty shall be available for inspection during reasonable business hours prior to Closing at the offices of the Seller. This limited warranty shall warrant workmanship for one (1) year and warrant the structure itself for ten (10) years from date of closing. Purchaser acknowledges that said limited warranty is not a maintenance agreement. FOR QUALITY ASSURANCE PURPOSES WARRANTY VISITS MAY BE BY VIDEO W/AUDIO TAPED.

There is no warranty whatsoever on trees, shrubs, grass, vegetation or erosion caused by lack thereof, nor on subdivision improvements, including but not limited to, streets, road, sidewalks, sewer, drainage or utilities. Additionally, there is no warranty whatsoever on any changes or alterations that the homeowner may have made after closing to landscaping, grading, drainage swells, or gutter systems. Purchaser Initials JT 05/06/24 10:01 AM PDT dotloop verified

The issuance of a certificate of completion or occupancy, or final inspection approval by any governmental entity shall constitute certification of completion of the improvements in substantial conformity with the terms of this Contract and shall also constitute a final determination, binding on the parties hereto, that the property and improvements are in full compliance with all applicable laws, regulations and building codes.

TERMITE PROTECTION: Termite protection treatment was performed by Builder during the construction phase. Builder will furnish the Purchaser with a one (1) year termite protection bond effective as of date treatment. Builder shall have no liability for damages caused by termites or other wood boring insects beyond the furnishing of this bond. Renewals of the bonds shall be solely at Purchaser's option and expense. In the event the bond is not renewed, Builder shall not be liable for any damages, including water damage, which could have been discovered and minimized by periodic termite inspections.

RADON NOTICE: Throughout the United States, a small percentage of homes experience elevated levels of radon, methane or other naturally occurring gases, which rise up and escape from the soil. Builder has performed no investigation or analysis and, thus, hereby makes no representations as to the existence or non-existence of radon or any other gases on said property. Further, Builder makes no warranty and shall have no liability in connection with the existence or non-existence of radon or any other gases.

RISK OF LOSS: In the event of a partial destruction of the dwelling by fire, windstorm, hail, earthquake, explosion or other casualty prior to the closing, the parties may elect to continue or to terminate this Contract if the dwelling cannot be restored prior to the completion date.

DEFAULT AND RELEASE: If Purchaser fails to perform as required by the terms of this Contract or breaches its terms, at Builder's sole discretion, this Contract may terminate. Upon such termination, Purchaser agrees to the following remedies: (1) Purchaser agrees to pay to Builder the entire earnest money deposit and option monies as liquidated damages, and it is agreed that this amount shall not be construed as a penalty because Builder's actual damages are difficult to ascertain; or (2) Purchaser agrees to pay Seller's cost of enforcement of this contract.

If Builder fails to perform as required by this Contract's terms, or prior to the closing Buyer makes unreasonable requests regarding the construction of the dwelling, interferes or causes disruption of the construction or sales process, Builder has the right to terminate this Contract and its sole liability shall be limited to paying and/or returning the earnest money deposit and/or option monies Purchaser paid at the outset of this Contract, less Builder's expense, whereupon both parties shall thereafter be relieved of further liability hereunder. Builder's liability for any default hereunder shall be limited to the payment or return of the earnest money deposit and any option monies paid which shall be considered as liquidated damages and not as a penalty. Upon payment by Builder to Buyer of the foregoing, the Contract will be terminated.

Dispute Resolution

a. "Act:" For purposes of this section, the term "Act" shall refer to O.C.G.A. §§ 8-2-35 through 8-2-43.
   Notice: GEORGIA LAW CONTAINS IMPORTANT REQUIREMENTS YOU MUST FOLLOW BEFORE YOU MAY FOLLOWBEFORE YOU MAY FILE A LAWSUIT OR OTHER ACTION FOR DEFECTIVE CONSTRUCTION AGAINST THE CONTRACTOR WHO CONSTRUCTED, IMPROVED OR REPAIRED YOUR HOME. NINETY DAYS BEFORE YOU FILE YOUR LAWSUIT OR OTHER ACTION, YOU MUST SERVE ON THE CONTRACTOR A WRITTEN NOTICE OF ANY CONSTRUCTION CONDITIONS THAT YOU ALLEDGE ARE DEFECTIVE. UNDER THE LAW, A CONTRACTOR HAS THE OPPORTUNITY TO MAKE AN OFFER TO REPAIR OR PAY FOR THE DEFECTS OR BOTH. YOU ARE NOT OBLIGATED TO ACCEPT ANY OFFER MADE BY THE CONTRACTOR. THERE ARE STRICT DEADLINES AND PROCEDURES UNDER STATE LAW, AND FAILURE TO FOLLOW THEM MAY AFFECT YOUR ABILITY TO FILE A LAWSUIT OR OTHER ACTION.

b. "Construction Defect". For purpose of the Act, the term "construction defect" shall mean: any matter concerning the design, construction or repair of the dwelling, as that term is defined in O.C.G.A. section 8-2-36 (6), or an alteration or repair or addition to an existing dwelling, or of an appurtenance to a dwelling on which a person has complaint against Seller or other "contractor", as that term is defined in O.C.G.A. section 8-2-36 (5); and any physical damage to the dwelling or real property on which it is located that is caused by a construction defect. This definition does not change or expand the definition of "Construction Standards" in the Agreement or Sellers obligations relating to design, construction, repair or replacement under this Agreement, any limited warranty, the law or otherwise. The term "construction defect" is incorporated into this agreement to make it clear that any "action", as that term is defined in O.C.G.A. section 8-2-36 (1), whether based on breach of contract, breach of warranty, negligence, fraud or other statutory or common-law grounds, that alleges a "construction defect" is subject to the Act.

c. Interaction of Act and Agreement: Buyer Acknowledges and agrees that Buyer's obligations under this Agreement are in addition to those under the Act.

d. Except as permitted by O.C.G.A. section 8-2-38 (o), if Buyer files an "action", as that term is defined in O.C.G.A. section 8-2-36 (1), without first complying with requirements of the Act, Buyer shall be liable for the reasonable attorney's fees and expenses incurred by the Seller in obtaining a stay of that action.

ARBITRATION: BUYER AND SELLER AGREE THAT ANY CLAIM THAT ARRISES AFTER CLOSING OR REMAINS UNRESOLVED AFTER THE CLOSING SHALL BE SETTLED BY ARBITRATION BY NEAL W. DICKERT OF DICKERT MEDIATION. OR SUCH OTHER ARBITRATOR AS MAY BE MUTUALLY AGREED UPON BY THE APRTIES. THE DECISION OF THE ARBITRATOR SHALL BE FINAL AND MAY BE ENFORCED BY ANY COURT HAVING JURISDICTION THEREOF. THE ARBITRATION SHALL BE CONDUCTED IN ACCORDANCE WITH O.C.G.A § 9-9-1 ET SEQ. NOTWITHSTANDING THE ABOVE, IF BUYER IS CLAIMING UNDER A WARRANTY PROVIDED BY THE SELLER, THE TERMS AND PROCEDURES OF THAT WARRANTY SHALL FIRST APPLY TO THE RESOLUTION OF THE CLAIM. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE CLOSING AND THE DELIVERY OF THE WARRANTY DEED TO THE BUYER, NOT MERGING THERIN, AND SHALL APPLY TO ANY CLAIM FOR RESCISSION OF THE AGREEMENT, ANY QUESTIONS REGARDING THE INTERPRETATION OF THIS ARBITRATION PROVISION OR ABOUT THE ARBITRABILITY OF A DISPUTE UNDER THIS PROVISION SHALL BE DECIDED BY THE ARBITRATOR, UNLESS SPECIFICALLY REQUIRED BY LAW TO BE DECIDED BY A COURT, AND SHALL BE BINDING UPON THE PARTIES. IN ORDER FOR THIS PARAGRAPH TO BE BINDING UPON THE PARTIES AND ENFORCEABLE AS PART OF THIS AGREEMENT IT MUST BE INITIALED BY BUYER AND SELLER. IF NOT INITIALED, IT SHALL BE VOID AND UNENFORCEABLE.

____________	GT dotloop verified
Seller	**Purchaser**

NON-RELIANCE: Purchaser hereby represents to Builder that Purchaser has not relied and is not relying upon warranties, promises, guarantees or representations made by Seller, any agent of Seller, or anyone else acting or claiming to act on behalf of Builder with respect to the purchase of the property or to the other matters set forth herein unless specifically reduced to writing and made a part of this Contract.

DISCLAIMER BY BROKERS/AGENTS: The Purchaser acknowledges that the Listing and Selling Broker(s) and their Agent(s): (1) give no guaranty or warranty of any kind, express or implied, as to the physical condition of the home; (2) give no warranty, express or implied, as to the habitability or workmanlike service of the home and any implied warranty is hereby disclaimed; (3) give no guaranty or warranty concerning (a) any certification or inspection concerning the condition of the home, and (b) the accuracy of the published square footage of the property; (4) Purchaser acknowledges that Builder and Builder's Agents have not made any oral or written commitments to Purchaser regarding (a) projected income or economic benefit for Purchaser from rentals; (b) rental arrangements or (c) other economic benefits to the Purchaser.

REAL ESTATE COMMISSIONS: This Contract has been executed in cooperation with Isabella Frazier of Trelora Realty, Inc Telephone No. (cell) 704-619-2313 a licensed, salesperson/broker, as **PURCHASER'S AGENT.** When showing **PURCHASER** the Property and assisting **PURCHASER** in the purchase of a home, the on-site sales representative, independent licensed salesperson, represents the interests of the **BUILDER** only. The **BUILDER'S** sales representative shall work to obtain for the **BUILDER** the best price and terms possible and will disclose to the **BUILDER** any information obtained from the **PURCHASER** or any other source which is material to the transaction. *****PLEASE BE ADVISED THAT THE PUBLISHED COMMISSION SPLIT IS PAID ON THE GROSS SALES PRICE LESS THE AMOUNT OF CLOSING COSTS PAID BY THE SELLER.**

GI

NOTICE REGARDING POSSIBLE ANNEXATION. If the property that is the subject of this Agreement is located outside the limits of a municipality, the property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the property is located within a municipality's extraterritorial jurisdiction or is likely to be located within a municipality's extraterritorial jurisdiction, contact all municipalities located in the general proximity of the property for further information.

MISCELLANEOUS:

a. This Contract is binding on and for the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided that Purchaser shall not assign or transfer this Contract or any of Purchaser's rights hereunder, and any prohibited assignment shall be null and void and Builder may at Builder's option immediately terminate this Contract.

b. This Contract embodies the entire agreements between Builder and Purchaser with respect to the Property. No amendment or modification of this Contract (including contracts for charges in construction "extras") shall be valid unless contained in a writing executed by both parties.

c. Time is hereby declared to be of the essence in the performance by Purchaser of each of Purchaser's obligations.

d. All notices and demands to be given or served pursuant to terms of this Contract shall be given by certified or registered mail, return receipt requested, addressed to the parties at their respective addresses set forth herein and will be deemed delivered and received three (3) days after deposit into the United States mail with sufficient postage or if to Purchaser to the email address above.

e. If two or more persons are named as Purchaser(s) herein, any one of them is authorized to act as agent for, with the right to bind, the other(s) in all matters of every kind or nature with respect to this Contract.

f. Purchaser acknowledges that they may be contacted by Builder's associated trade partners including but not limited to preferred lender(s) and attorney at Purchaser's telephone number, cellular telephone number or by email at the numbers and addresses provided by Purchaser in this Agreement or in any other documents provided to Seller. Such communications are necessary so that the building and purchase/sale process can continue timely and without interruption.

g. Purchaser acknowledges that entry upon the project/property during construction can be dangerous, as hazards may exist. Purchaser's entry shall be solely at his/her own risk. Purchaser hereby waives and releases any and all claims against Builder for injury or loss to person or property arising out of or in the connection with entry by Purchaser or any other person accompanying him or entering at his direction or permission & further agrees to defend, indemnify & hold harmless Builder from any such claims, demands or actions.

h. The provisions of this Contract shall survive closing and not merge in the deed.

i. It is understood that Purchaser is buying a completed dwelling and that Builder is not acting as a contractor for Purchaser in the construction of a dwelling. Purchaser will obtain no right, title or interest in the dwelling except the right and obligation to purchase the same in accordance with the terms of this Contract upon its completion.

j. Each lot is unique in size, shape, and various characteristics. Purchaser understands and agrees that the size of the lot, the exact location of sidewalks and driveways, if any, and the drainage patterns of the lot will differ from the model home plans, drawings, or renderings that Purchaser may have examined. Further, the materials that are used in the construction of each home such as the wood, countertop materials, stones, etc. are all unique and not all have the same color, shape or designs and are subject to natural variations.

k. Land adjacent to or surrounding the Property that is not owned by Builder is not within Builder's control. Builder will not be liable to Purchaser for any development, use or condition adjacent or surrounding land for commercial, industrial, institutional, residential, multi-family or non-residential purposes.

l. The Parties agree that the offer, any counteroffer and/or acceptance of any offer or counteroffer may be communicated by use of a fax or other secure electronic means, including but not limited to electronic mail and the internet, and the signature, initials and handwritten or typewritten modifications to any of the foregoing shall be deemed to be valid

and binding upon the parties as if the original signatures, initials and handwritten or typewritten modifications were present on the documents in the handwriting of each party and can rely upon signed copies of the Contract as if they were originals.

m. The Purchaser and Builder agree that the Listing and Selling Broker and all affiliated agents are not responsible for obtaining or disclosing any information contained in the Georgia Sex Offender Registry. The Purchaser and Builder agree that no course of action may be brought against the Listing and Selling Broker and all affiliated agents for failure to obtain or disclose any information contained in the Georgia Sex Offender Registry. The Purchaser agrees that the Purchaser has the sole responsibility to obtain any such sex offender information and that said sex offender information may be obtained from the local sheriff's department or other appropriate law enforcement officials.

n. The lot will be graded in accordance with Builder's grading plan and the natural topographic relief to provide flow of surface waters and other necessary development needs in Builder's sole discretion.

o. **The exact boundary lines, setbacks and easements for each lot are only determined and confirmed by the final lot survey that is filed of public record. The seller does NOT provide a final lot survey. Buyer is free to obtain their own survey which delineates the boundary lines, setbacks and easements for the property being purchased at or before the closing, and is not relying on any plot plan, proposed plat, verbal explanation or illustration to determine the location of these areas.** Furthermore, sod placement, shrubbery, fence posts and fencing lines and locations on the lot cannot be deemed to be considered as the outer most boundaries on a lot. Only the filed survey from the Closing provides such boundaries of a lot. Oftentimes the Builder places fencing or sod for convenience or for the aesthetics of the lot and adjacent property or lots. Purchaser shall accept the fencing and sod location in an "as-is and where-is" condition at the time of Closing. **It is the purchaser's responsibility to obtain a final survey. Purchaser Initials** 10:01 AM PDT dotloop verified

p. Builder has the right to remove any existing trees on the Property or on the surrounding area, for any reason. Builder makes no warranty or representations as to the survival of the remaining trees and shall not be responsible for their removal or replacement. Builder does not remove trees based upon Purchaser preference or request. Builder shall not be required to well trees or erect retaining walls.

q. The square footage for a particular home being constructed or constructed by Builder that may appear in marketing materials, building plans, brochures or being part of the selling process is only an approximation and not exact. Depending upon the measurements of the structure being employed and the person doing the measuring there can be a variation of the final square footage number of a plus or minus five-percent (5%) of the home in question. The Purchaser hereby acknowledges and agrees to the foregoing. Each lot ultimately determines the aesthetically correct square footage of the home constructed on it and sometimes the final square footage may vary slightly from the square footage indicated on the building plans for the home to be purchased.

r. Builder is not responsible for the installation nor the timing of the installation of any telecommunications or underground cabling for telecommunications or internet coverage to the Property or the subdivision.

s. If a lot to be purchased contains a septic system and not sewer, there is periodic and annual homeowner's maintenance that must be done for the system to operate properly. Please refer to the written limited warranty documents for the coverage provided and/or certain exclusions. Due to potential septic systems, other underground issues that are not capable of discovery as well as other potential issues, Builder also makes no representation as to the suitability or the placement of a lot or a portion thereof for the construction of an in-ground swimming pool. Prior to purchasing the lot in question, Buyer shall be solely responsible for determining on its own inspections and/or investigations whether an in-ground swimming pool can be constructed on any portion of the rear portion of the lot after the closing of the home.

t. Some lots are serviced by groundwater wells. Builder guarantees that the well will be operable at the Closing but does not guarantee water capacity or its continuity of such capacity or whether the well will not dry up after the Closing.

u. Builder makes no representations about the date(s) for when any amenities or common areas shall be constructed and/or completed in the subdivision.

v. Purchaser acknowledges and agrees that any attic or crawl space areas on the home to be purchased are unfinished and are only to be accessed by professionals for repairs to the home or homeowner's maintenance matters. Because these areas are unfinished, accessing them or using them by others than professionals can result in personal injury or property damage.

OTHER PROVISIONS, ETC:

Options added by GSH

Stainless Steel Dream Electric Package - Ceramic Top Range, Dishwasher and Microwave

Flooring - Luxury vinyl in kitchen

Flooring - Luxury vinyl in family/ gathering room/great room

Flooring - Luxury vinyl in living room

Flooring - Luxury vinyl in powder ilo vinyl

Flooring - Luxury vinyl in dining

Flooring - Luxury vinyl in entry

Flooring - Luxury vinyl in garage entry

Cabinets - add kitchen island

Purchaser Initials GT 05/09/24 10:01 AM PDT dotloop verified

G1

Purchaser certifies and represents that he/she has fully read and understands their duties and obligations of this Contract.

IN WITNESS whereof the parties hereto have set their hands and seals this ~~6th~~ 9th day of May in the year 2024.

WITNESSES:

____

____

BUILDER– GREAT SOUTHERN HOMES, INC.

BY: [signature]

ITS: MIDLANDS DIVISION PRESIDENT

WITNESSES:

____

____

PURCHASER(s):

Jeff Talbert on behalf of Arrived Holdings, Inc and/or assigns (dotloop verified 05/08/24 10:01 AM PDT XCFD-BBT1-ZK2T-6WEY)

____

LISTING AGENT/BROKER:

Leroy Hammond/ Keller Williams Augusta Partners
3633 Wheeler Rd Ste 125, Augusta, Ga, 30909

SELLING AGENT/BROKER:

Isabella Frazier/ Trelora Realty
P.O. Box 650823, Dallas, TX 75265

AGENCY POLICY

Policy Statement

Great Southern Homes strictly adheres to the agency laws as set forth by the commission and the ethics guidelines prescribed by the National Association of Realtors. Each Great Southern Homes' agent is tasked with explaining Real Estate Agency to all Customers.

DEFINITIONS

- Agency: A relationship in which a Builder or Purchaser delegates to a real estate company the right to act for and represent his or her interest in a real estate transaction.
- Client: A person who establishes an agency relationship and agrees to be represented by an agent in a real estate transaction.
- Customer: A person who seeks to purchase real estate but who has not established an agency relationship and is not represented by an agent.

Great Southern Homes represents the seller. If the Purchaser does not have an agency relationship and is not represented by an agent then the Purchaser is a customer.

Acknowledgement

Upon visiting the community, as evidence by my signature below I acknowledge receiving, reading and understanding the Agency Disclosure Form.

Jeff Talbert on behalf of Arrived Holdings, Inc and/or assigns — dotloop verified 05/08/24 10:01 AM PDT 1UE3-TBZE-WFB4-LQE3

Date ____________ [Builder or Purchaser]

Date ____________ [Builder or Purchaser]

Isabella Frazier — dotloop verified 05/08/24 1:03 PM EDT VOFA-NHSO-FJQR-39AP

Date ____________ [Licensee]

Certification

As evidenced by my signature below I certify that I have not entered into an Agency Agreement/Contract with any other real estate company, other than listed below.

Jeff Talbert on behalf of Arrived Holdings, Inc and/or assigns — dotloop verified 05/08/24 10:01 AM PDT YJK-UKVR-ZRTW-8ET3

Date ____________ [Builder or Purchaser]

Date ____________ [Builder or Purchaser]

Isabella Frazier — dotloop verified 05/08/24 1:03 PM EDT MZ1T-AHCD-RVHX-DXWP

Date ____________ [Licensee]

Yes, I do have representation. Isabella Frazier [Agent], Trelora Realty [Agency]

Selling agent signature: Isabella Frazier — dotloop verified 05/08/24 1:03 PM EDT YT7M-LAP2-EV3A-WPI7

G

WARRANTY SERVICE ACKNOWLEDGMENT (Rev 07-01-2020)

Great Southern Homes (GSH) provides a **limited** warranty on the original installation of the materials and workmanship (as defined by the Georgia Construction and Building Standards O.C.G.A. Title 8, Chapter 2) of your home for the first year of occupancy from the date of closing. Routine home maintenance (i.e., changing air filters, caulking), normal wear-and-tear (carpet wear), resident use/misuse/negligence (i.e., water leaks from shower curtains, improper use of toilets and garbage disposals, clogged and/or overflowing toilets, sinks and sewage lines), vandalism (i.e., broken windows and doors) and acts of God are NOT covered by the GSH warranty. **Likewise, specific to any property that is used for rental purposes, the Purchaser acknowledges this warranty is NOT a maintenance agreement and only claims that meet the requirements as outlined in the 1-year materials and workmanship, 2-year delivery system portion and 10-year structural limited warranty agreement will be covered.**

WARRANTY PROCEDURES

All claims that require attention must be submitted *in writing* to the attention of the Great Southern Homes Warranty Department. You may email their request to **warranty@greatsouthernhomes.com** or mail to: **Great Southern Homes, Attn: Warranty Department, 917 Chapin Road, Chapin SC 29036**

A GSH representative will contact you within May 6th 2-3 business days after we receive your request to schedule an appointment. All warranty inspections and repair work will be scheduled between 8:00 AM and 4:00 PM Monday through Friday. We will **not** schedule work on weekends or after 4:00 PM on weekdays. All work will be scheduled as soon as possible after the completion of the inspection. You must make your home accessible and have an adult (at least 18 years of age) present at the time any interior work is performed at your home. *We will not accept keys from homeowners nor be in your home at any time without an adult present.* If a claim is determined to be covered by the warranty, GSH will repair the defect as determined by the GA Residential Construction Standards. You are responsible to remove or repair any improvements you added after the construction of your home such as wallpaper, custom paints, fences and sprinklers. **Note:** for service on **appliances,** you will need to contact the subcontractor or manufacturer directly using their phone number printed on a decal located inside a cabinet door below the kitchen sink. If you do not have this list of phone numbers, please **notify our warranty department by email (warranty@greatsouthernhomes.com)** and we will provide this information to you.

EMERGENCY SERVICE

A list of telephone numbers for electric, plumbing and heating contractors is located inside a lower cabinet in your kitchen. Please call these subcontractors directly for any emergency repairs. After contacting the subcontractor, please alert Great Southern Homes Warranty Department about the emergency via warranty@greatsouthernhomes.com. Listed below are conditions that are considered to be emergency situations:

Heating and air conditioning systems — Loss of heat due to a malfunction of the furnace when the outside temperature is 40 degrees or below. Air conditioning malfunctions are treated as routine service and not an emergency.

Electrical systems — Circuit breaker to gas furnace or heat pump keeps kicking off.

Plumbing systems — Plumbing leaks that require the water to be shut off at the main valve or **all toilets are not functional.** An interruption of water supply service by the water utility is outside subcontractor and GSH control.

TREE SERVICE, LANDSCAPE AND EROSION CONTROL

GSH DOES NOT GUARANTEE THE CONTINUAL GROWTH OR LIFE OF ANY TREE, SHRUB OR GRASS. Prior to closing, all proper grading and landscaping will be completed, and it then becomes the responsibility of the homeowner to maintain all landscaping and grading. GSH will not replace or remove any landscaping or trees unless such is specifically stated on your pre-closing Orientation Form or on your conditional sales contract. THERE ARE NO EXCEPTIONS. Any erosion of the property becomes the responsibility of the homeowner upon closing. Sprinkler systems are not covered under warranty and require maintenance by the homeowner on a regular basis.

SEALANTS – Items related to thermal expansion and contraction of building materials including nail pops and natural hairline cracks require ongoing homeowner maintenance and are not covered under the materials and workmanship warranty. For example, all caulking throughout the home must be maintained by the homeowner.

EXTREME WEATHER CONDITIONS – Your home was designed to be free of leaks under normal conditions. For example, high-velocity wind-driven rain can cause damages that are not the result of normal conditions. Damages as a result of these conditions may be covered by your Homeowner's Insurance Policy and are not the responsibility of GSH. You should also take necessary precautions whenever a freeze warning is in effect. This can include covering outside hose bibs, keeping cabinet doors open beneath the kitchen sink so warm air can circulate around water pipes, etc.

I acknowledge that I have read the above information and agree to the policies stated in these sections.

Signature: Jeff Talbert on behalf of Arrived Holdings, Inc and/or assigns (dotloop verified 05/08/24 10:01 AM PDT ZYC4-FNDR-LOZZ-EARG) **Signature:** ______________________

Address: 110 Autumn Gold Court, Augusta, Ga,30906

Date of Closing: June, 27th, 2024 **Phone No.:** 832-465-1750

(Material and Workmanship Warranty expires 1 year from closing date)

G

GREAT Southern HOMES

New Home Orientation Policies and Procedures

Approximately one month prior to your closing, our Closing Coordinator will contact you to schedule your New Home Orientation. **This New Home Orientation will take place 1-2 weeks before your scheduled closing. New Home Orientations are conducted Monday thru Friday, beginning at one of the following times: 8:00am, 11:00am, or 2:00pm. Purchaser must attend this home orientation must occur prior to closing and within the above mentioned timeframe. Failure to do so, or any delays in scheduling and attending the home orientation will delay the closing as well. Purchaser Initials** [05/08/24 10:01 AM PDT dotloop verified]

At the time of your contract, you will receive your Homeowners Manual. Please take the time to read this thoroughly as there is a lot of useful information for the maintenance and up keep of your new Great Southern Home. **Every home needs continuous maintenance to ensure longevity**. These maintenance items include, but are not limited to:

* caulking
* painting (paint touch up kit will be provided)
* changing furnace & AC filters
* Irrigation systems
*proper care of decks & fences if applicable
* proper lawn care, herbicide and fertilizer
* routine maintenance on HVAC unit
* lubricating windows and doors
* testing smoke detectors
* proper cleaning of flooring

On the day of your Home Orientation, you will meet a GSH Quality Control Manager at your home. **Your Home orientation usually takes 1-2 hours. Please make adequate accommodations to be there for the entire Home Orientation. We request that only the people listed on the contract & their agent be present at the orientation. (We have found that if too many people are present at the orientation it can cause confusion and may distract you from receiving the information our GSH Quality Control Manager is providing to you on the operation of your new home). Purchaser Initials** [05/08/24 10:01 AM PDT dotloop verified]

During your Home Orientation a GSH Quality Control Manager will review all contractual items and make sure they were installed correctly. **It is important that you bring your manual with you, as it will be reviewed at your home orientation**. The GSH Quality Control Manager will also explain how to properly operate the systems of your home and how to obtain warranty work when needed. **During your Home Orientation you will have the opportunity to note any cosmetic issues**. Although building code requires any cosmetic issue that can be seen from a distance of no closer than 6 feet to be addressed, **we use the rule of "arms length" as a standard** when looking for these cosmetic items, to provide you with a better home. **All cosmetic issues must be noted at the time of original Home Orientation. This will be the only time that we address cosmetic issues. Purchaser Initials** [05/08/24 10:01 AM PDT dotloop verified]

New Home Orientation Final Review

48 hours prior to your closing, you will be required to return to the home to review all items noted during your Home Orientation with a Great Southern Homes Field Representative. This will be scheduled through the GSH Community Field Manager/GSH Sales Representative. NOTE: **This is a time to check all items that were noted at the original New Home Orientation. If more items are discovered, then the GSH Community Field Manager may need to delay your closing** in order for GSH to have the opportunity to make the necessary corrections. **Although a delay may cause some inconvenience for all parties involved, our ultimate goal is to have your home at 100% completed when you go to closing. Purchaser Initials** [05/08/24 10:01 AM PDT dotloop verified]

Again, this second meeting is an appointment to verify and sign off that all items from the original orientation have been completed. Cosmetic issues must be noted at original Home Orientation. **This appointment should take no longer than 15-20 minutes.**

Our goal at Great Southern Homes is for all issues to be addressed prior to your closing on your home. In the event that any issue arises after closing, please contact our Great Southern Homes Warranty Department at warranty@greatsouthernhomes.com. Non-Emergency items are needed in writing (email). Please include a list of any issues, your address and a cell number that you can be reached at during business hours. Someone will contact you within

48 hours. **In emergency situations, please reference the Builder decal placed under your kitchen sink for the appropriate numbers for HVAC, Appliance, Plumbing, electrical etc., and contact that company directly. Please also email our warranty department so that they are aware of the issue.**

Third-Party Property and Building Inspections: Great Southern Homes welcomes any property inspections conducted by a Licensed GA Property Inspector. Unlike a resale which requires this to be done within the first ten days of contract, on a new home it is strongly encouraged that **property inspections be conducted a few days prior to the Home Orientation date**. Any building code items noted at the property inspection will be added to the items noted at the Home Orientation. This way they can be discussed at the Home Orientation and addressed at the same time as items noted during the Home Orientation. Choosing to do a property inspection later in the process will possibly delay closing. **Please advise at time of contract if you plan to have a home inspection, to allow for proper scheduling and to arrange access to the home. If you choose to have a property inspection, please forward a copy of this inspection to your GSH Sales Representative and also bring a copy to the home orientation. Failure to provide an inspection report prior to the Home Orientation may result in a delayed closing.** If the Purchaser retains a third-party building inspector whose fees and compensation shall be paid by the **Purchaser** to inspect the Property that is under construction Builder shall have no liability or be required to make and will not make any modifications or repairs in connection with the findings or conclusions of the third-party inspector unless it so chooses in the exercise of its sole discretion, other than insuring that the Certificate of Occupancy is issued and that the completed house complies with all local and state building requirements, free of disclosed building code violations and requirements as set forth in this Agreement. **Purchaser Initials** JT 05/08/24 10:01 AM PDT dotloop verified

**I have read and understand the New Home Orientation Policies and Procedures

Jeff Talbert on behalf of Arrived Holdings, Inc and/or assigns — dotloop verified 05/08/24 10:01 AM PDT BZ8T-9SEG-IUJ6-1ZAQ

Purchaser

Purchaser

GREAT Southern HOMES

Hardwoods Care Waiver

STATE OF GEORGIA

Agreement made this day of May 6th, 2024 between Arrived Holdings, Inc. (Purchaser) and Great Southern Homes (Seller) pertaining to Contract of Sale dated May 6th, 2024 for property located at 110 Autumn Gold Court, Augusta, Ga,30906.

***Products covered with a moisture warranty, such as but not limited to engineered hardwood flooring, will resist damage from normal household food and beverage substances, provided the spill is removed promptly. Topical spills allowed to remain on the floor for any considerable time will damage the floor and void the warranty coverage. Plumbing accidents, leaking appliances (icemakers, dishwashers, clothes washers, etc.) are not topical spills and are not covered by this warranty. ***

Jeff Talbert on behalf of Arrived Holdings, Inc and/or assigns — dotloop verified 05/08/24 10:01 AM PDT HVBC-NPJY-1XYL-FNRD

Purchaser

Purchaser

G

GREAT Southern HOMES

SUPPLY CHAIN ACKNOWLEDGMENT

STATE OF GEORGIA

Acknowledgment signed this date of May 6th, 2024 by Arrived Holdings, Inc. (purchaser) pertaining to Contract of Sale dated May 6th, 2024 for the property located at 110 Autumn Gold Court, Augusta, Ga,30906.

Purchaser acknowledges initialing page one of the contract of sale stating "Where Builder is unable to obtain exact specified materials through Builder's usual supply sources Builder reserves the right to substitute materials of similar pattern design, and quality or as otherwise necessary."

Furthermore, purchaser acknowledges that due to the COVID-19 Pandemic the Builder is currently experiencing various material shortages and the purchaser is agreeable to the substitution of similar products and/or materials.

______________________	Jeff Talbert on behalf of Arrived Holdings, Inc and/or assigns (dotloop verified 05/08/24 10:01 AM PDT L224-O7AC-BQSI-1LGW)
Witness	Purchaser
______________________	______________________
Witness	Purchaser

G

GREAT Southern HOMES

Great Southern Homes

Homeowners' Manual
• Receipt •

Congratulations on your decision to buy a new home!

Great Southern Homes is proud to deliver this copy of our Homeowners' Manual to you as part of the purchase agreement materials for your new home. This acknowledgment must be signed, dated and submitted to Great Southern Homes prior to scheduling Home Orientation which is scheduled with you and Great Southern Homes prior to closing.

Please acknowledge for our records that you have received this manual:

Purchaser Jeff Talbert on behalf of Arrived Holdings, Inc and/or assigns dotloop verified 05/08/24 10:01 AM PDT RMQ2-FBTJ-G0DN-GWEP **Date** ____________
(Print Name) Arrived Holdings, Inc.

Purchaser ____________________ **Date** ____________
(Print Name) ____________________

G

AFFILITATED BUSINESS ARRANGEMENT DISCLOSURE

Pursuant to 12 CFR §1024.15

Buyer: Arrived Holdings, Inc. Date: May 6th, 2024

Property Address: 110 Autumn Gold Court, Augusta, Ga,30906

From: **Great Southern Homes, Inc.**

This is to give you notice that **Great Southern Homes, Inc.** has a business relationship with **Homeowners Mortgage, LLC**. The nature of the relationship between the **Great Southern Homes, Inc.** and **Homeowners Mortgage, LLC** is 49% of common ownership interest. Because of this relationship, this referral may provide **Great Southern Homes, Inc.** a financial or other benefit.

[X] **A.** Set forth below is the estimated charge or range of charges for the settlement services listed. You are NOT required to use the listed provider(s) as a condition for [ ] settlement of your loan on, or [X] purchase, sale, or refinance of, the subject property.

THERE ARE FREQUENTLY OTHER SETTLEMENT SERVICE PROVIDERS AVAILABLE WITH SIMILAR SERVICES. YOU ARE FREE TO SHOP AROUND TO DETERMINE THAT YOU ARE RECEIVING THE BEST SERVICES AND THE BEST RATE FOR THESE SERVICES.

Provider and Settlement Service	Charge or Range of Charges
Homeowners Mortgage, LLC	Origination Charges: 0 – 2.5% of the loan

[ ] **B.** Set forth below is the estimated charge or range of charges for the settlement services of an attorney, credit reporting agency, or real estate appraiser that we, as your lender, will require you to use, as a condition of your loan on this property, to represent our interest in the transaction.

Provider and Settlement Service	Charge or Range of Charges

ACKNOWLEDGEMENT

I/We have read this disclosure form and understand that **Great Southern Homes, Inc.** is referring me/us to purchase the above-described settlement service(s) and may receive a financial or other benefit as the result of this referral.

***The purchaser is aware that the seller is offering the current financing incentive of** Up to $15,000.00 in closing cost. **if purchaser chooses to use Homeowners Mtg., LLC as their mortgage lender in the purchase of a qualifying home, from Great Southern Homes.**

Jeff Talbert on behalf of Arrived Holdings, Inc and/or assigns
dotloop verified 05/08/24 10:01 AM PDT DQ7K-MHV2-ATKG-U6V2

Signature or Buyer Date

Signature or Buyer Date

G

"THESE PLANS, DRAWINGS AND/OR DOCUMENTS AND THE INFORMATION CONTAINED THEREIN ARE CONFIDENTIAL AND PROPRIETARY TO GREAT SOUTHERN HOMES AND ARE "TRADE SECRETS" AS DEFINED BY S.C. CODE ANN.§39-8-20 (5)(a)(b)."



ELEVATION - A



ELEVATION - B

05/08/24
10:01 AM PDT
dotloop verified

THE DEVONSHIRE II A & B
2,574 SQUARE FEET

SUBDIVISION: ALL

DATE: 01/19/24

NOTE: ALL ROOM SIZES ARE APPROXIMATE

GREAT SOUTHERN HOMES


PATIO/DECK
14'-0" X 12-0"
① ②
OPT FIREPLACE
FAMILY
CARPET
17'-2" X 17'-11"
④
LVT
KITCHEN
LVT
VINYL
18'-3" X 17-11"
③
GARAGE ENTRY
LVT
DINING
CARPET
11'-0" X 12'-11"
LVT
GARAGE
16'-10" X 21'-2"
LVT
PWDR RM
VINYL
LVT
ENTRY
LIVING
CARPET
13'-5" X 12'-0"
LVT

LOWER FLOOR PLAN

05/08/24
10:01 AM PDT
dotloop verified

THE DEVONSHIRE II A & B
2,574 SQUARE FEET

SUBDIVISION: ALL

DATE: 01/19/24

NOTE: ALL ROOM SIZES ARE APPROXIMATE

GREAT SOUTHERN HOMES


TRANSOM
OWNERS BATH
VINYL
LVT
⑥
BEDROOM 4
CARPET
11'-8" X 12'-0"
BEDROOM 3
CARPET
10'-10" X 12'-0"
CARPET
CARPET
LOFT
CARPET
14'-8" X 10'-0"
OWNERS SUITE
CARPET
16'-10" X 17'-8"
CATHEDRAL CEILING
BATH 2
VINYL
LVT
CARPET
BEDROOM 2
CARPET
10'-5" X 11'-2"
LVT
⑦ LAUNDRY
VINYL
EXTEND ROOM W/
ELEVATIONS C & D

UPPER FLOOR PLAN

GT
05/08/24
10:01 AM PDT
dotloop verified

THE DEVONSHIRE II A & B
2,574 SQUARE FEET

G

SUBDIVISION: ALL

DATE: 01/19/24

NOTE: ALL ROOM SIZES ARE APPROXIMATE

GREAT SOUTHERN HOMES

GREAT Southern HOMES

Wedgewood

Standard Features

GreenSmart Home Energy & Automation Features

- R38 Blown Attic Insulation
- Thermal Envelope Air Sealing
- Advanced Framing Techniques
- Tankless - Gas Hot Water Heater. (non gas communities are non tankless)
- Energy Efficient 14 Seer Gas HVAC
- Programmable Thermostat
- Low VOC Sherwin Williams Paint & Carpet
- High Performance Low E Tilt Out Windows
- LED Bulbs in Light Fixtures
- Moen Water Sense Shower Heads & Sink Faucets
- Energy Star Stainless Appliances (dishwasher, microwave & smooth top range)
- Stylish Insulated Front Door (per plan)
- Insulated Exterior Doors (per plan)
- HERS Energy Testing & Third Party Rating
- CHiP Certified High Performance Home by the Green Building Council of Greater Columbia

Architectural Features

- Oak Newel Post (per plan)
- Oak Handrail

Kitchen

- Designer Cabinets with Crown Molding
- Granite Countertops
- Energy Star Dishwasher, Microwave and Smooth Top Range (stainless)
- Moen Faucet with Sprayer

Owners Suite

- Comfort Height Vanity
- Quartz Vanity Top
- Moen Single Lever Sink Faucet(s)
- Low Maintenance Fiberglass Garden Tub/ Shower (per plan)

Secondary Baths

- Vanity Cabinets
- Quartz Vanity Tops
- Moen Single Lever Sink Faucets
- Pedestal Sink in Half Bath (per plan)

Interior Features

- Flush mounted lighting
- Up to Six (6) Cable and/or Phone Outlets
- Nickel Locks & Hinges
- Chrome faucets and bath vanity lights
- All Secondary Bedrooms Pre-Wired for Ceiling Fans

Flooring

- Designer Vinyl in Kitchen, Bathrooms & Laundry Area
- Carpet in Living Spaces (per plan)

Exterior Features

- 30 year Architectural Shingles
- Lifetime roof pipe vents
- Brick, Vinyl or Stone Accents (per elevation)
- Low Maintenance Revere Vinyl Siding
- Low Maintenance Aluminum Fascia & Vinyl Soffit
- Flood Light Pre-Wire to Attic Junction Box
- Outdoor Living Space - Patio or Deck (per plan)
- Landscape Package per community
- Sentricon Termite Control

1-2-10 Home Warranty from StrucSure Warranty Group

- 1 Year Warranty on Workmanship
- 2 Year Limited Warranty on Plumbing, Electrical & HVAC
- 10 Year Structural Warranty
- 1 Year Termite Bond

WIRE FRAUD WARNING

Anyone involved in a real estate transaction can become a criminal's target for WIRE FRAUD, crimes, or assault.

Always be suspicious of all emailed wiring instructions. Always check the wire's authenticity and routing numbers. Immediately communicate any suspicion of an email WIRE FRAUD scheme to banks and law enforcement (FBI).

NEVER WIRE MONEY OR SEND MONEY TO ANYONE WITHOUT VERBALLY VERIFYING THE WIRING/TRANSFER DIRECTIONS AND RECIPIENT VIA TRUSTED SOURCES (NOT EMAIL) IN A TIMELY AND REASONABLE MANNER

DUE TO WIRE FRAUD SCAMS, REALTORS® WILL ALMOST NEVER EMAIL WIRING INSTRUCTIONS.

Always verify wiring instructions via trusted sources (**not** email)(e.g. phone, visual, mail) and knowing/recognizing lawyer's/seller's/staff's voice on the phone or seeing faces. Beware: Criminals create fake law firms/staff/phone numbers.

Domestic and over seas organized WIRE FRAUD criminals can create fake phone numbers using a local area code.

Domestic and over seas organized WIRE FRAUD criminals may hack into trusted email accounts (e.g. lawyers, sellers, real estate licensees, bankers) and email fake wire instructions to YOU and steal YOUR money if YOU wire without verification.

WIRE FRAUD defenses: Proper verification of WIRE instructions. Use secure/encrypted email, mail, courier, or fax in lieu of email which is vulnerable to WIRE FRAUD hacking. Obtain cyber/crime insurance. Utilize trusted REALTORS®, local established professionals. Timely/properly investigate/check on people, companies, and real estate schemes/crimes (internet) to avoid and deter crooks. Contact law enforcement and SCR (803-772-5206) for information on WIRE FRAUD.

Domestic and over seas organized criminals can "phish" for identity theft information. Beware clicking links and emails. Consider using two step email authentication (text code) alongside state of the art password protection. Sellers should secure all valuables, drugs, weapons, pets, sentimental items, and identity theft information prior to showings.
Consider personal safety at all times. Stop criminals scraping listings into fake rentals (Google Alerts, Alert Craigslist/VRBO).

PARTIES ARE SOLELY RESPONSIBLE FOR OBTAINING LEGAL ADVICE PRIOR TO SIGNING AND DURING THE TRANSACTION. REALTORS® RECOMMEND OBTAINING LEGAL COUNSEL. VERIFY WIRE INSTRUCTIONS. Due to potential WIRE FRAUD, parties are solely responsible to verify all WIRE instructions from anyone. Parties acknowledge receiving, reading, reviewing, and understanding: this WIRE FRAUD WARNING. Please report crimes to law enforcement (e.g. FBI) and applicable REALTOR® associations (info@screaltors.org 803-772-5206).

Jeff Talbert on behalf of Arrived Holdings, Inc and/or assigns — dotloop verified 05/08/24 10:01 AM PDT ENVN-RWJM-JQZO-QBBE ________ Date: ________ Time: ________

____

________ Date: ________ Time: ________

Great Southern Homes

Robert [signature] ________ Date: 11-24-21 Time: ________

____

JT 05/08/24 10:01 AM PDT dotloop verified BUYER [____] BUYER [GL] SELLER [____] SELLER [RP] ________ [____] ________ HAVE READ THIS PAGE

Phone: Fax: